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EXHIBIT 10.3

            April 3, 2003

Michael J. Shea
Computer Horizons Corp.
49 Old Bloomfield Avenue
Mountain Lakes, New Jersey 07046-1495

            Re: Amendment to Employment Agreement

Dear Michael:

        As a result of William J. Murphy being appointed by the Board of Directors (the "Board") as Chief Executive Officer and President of Computer Horizons Corp. (the "Company") and the Board naming you as Chief Financial Officer, you and the Board have agreed to amend your employment agreement with the Company dated March 6, 1997 (the "Original Agreement"). All of the terms and conditions in the Original Agreement not otherwise amended as set forth herein in this letter agreement (the "Letter Agreement") shall be incorporated into this Letter Agreement and shall remain in full force and effect. In the event of any inconsistency between the terms and conditions in the Original Agreement and those in this Letter Agreement, the terms and conditions in this Letter Agreement shall control.

        1.    You shall serve as the Company's Chief Financial Officer with the duties and responsibilities attendant to such positions.

        2.    Your term under this Letter Agreement shall be for one year commencing on the date hereof (the "Initial Term"). After the Initial Term this Letter Agreement shall renew automatically on a yearly basis (the "Yearly Term") so long as notice is not given by you to the Company or the Company to you, in either case no later than the first day of the tenth month of the then current term, that the Yearly Term shall not be extended.

        3.    Promptly after execution of this Letter Agreement, the Company will pay to you a one-time special retention bonus of $40,000 (the "Retention Bonus"). In the event you voluntarily terminate your employment with the Company prior to the end of the Initial Term, you agree to repay the Retention Bonus to the Company.

        4.    In the event the Company determines, for any reason and at any time during the Initial Term or an Extended Term, in the discretion of the Board, that you should relinquish your duties as Chief Financial Officer and return to service as the Company's Controller and Vice President, the Company will give you 90 days written notice of such decision and this Letter Agreement shall terminate and the Original Agreement will remain in full force and effect.

        5.    In the event you resume your duties as Controller, in accordance with Paragraph 4, the Employment Period as defined in the Original Agreement shall commence on the date you resume said duties, continue for one year and may be extended in accordance with the provisions of the Original Agreement. After resumption of your duties as Controller, Paragraph 6 below shall also apply and shall be incorporated into and made a part of your Original Agreement.

        6.    In the event you terminate your employment for Good Reason pursuant to your Original Agreement or the Company terminates your employment other than for Cause or Disability, then you shall be entitled to a lump sum payment equal to 1 times the sum of (i) your current annual salary under the Original Agreement and (ii) your highest annual performance bonus paid during your employment with the company.

        7.    In the event that change of control of the Company occurs and either (i) you continue to be employed by the Company through the end of the Employment Term or (ii) after such Change of Control you terminate your employment for Good Reason or the Company terminates your employment other than for Cause or Disability, then you shall be entitled to receive from the Company (without limiting any additional rights that you may have under applicable law in the case of termination prior to the expiration of the Employment Term), within five (5) days after the expiration of the Employment Term (whether or not you are then employed by the Company) or the termination of the your employment (as applicable), a lump sum of 2 times your Base Salary plus the highest annual performance bonus paid during your employment with the Company, plus any other rights accorded you under your current contract.

        For purposes of this Amendment and the Employment Agreement, a "Change of Control" shall be deemed to have occurred if (i) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as used in Section 13(d) and 14(d) thereof), excluding the company, any Subsidiary and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of any such plan acting in his capacity as trustee), but including a "group" as defined in Section 13(d)(3) of the exchange Act, becomes the beneficial owner of share of the Company having at least 20% of the total number of votes that may be cast for the election of directors of the Company; (ii) the shareholders of the Company shall approve any merger or other business combination of the Company, sale of all or substantially all of the Company's assets or combination of the foregoing transactions (a "Transaction") other than a Transaction involving only the Company and one or more of its Subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity (excluding for this purpose any shareholder owning directly or indirectly more than 10% of the shares of the other company involved in the Transaction), or (iii) within any 24 month period beginning on or after the date hereof, the persons who were directors of the Company immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that, any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors actually or by prior operation of this paragraph unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Regulation 14a-11 promulgated under the Exchange Act or any successor provision. Notwithstanding the foregoing, no Change of Control of the Company shall be deemed to have occurred for purposes of this Agreement by reason of any actions or events in which the Executive participates in a capacity other than in his capacity as an executive or director of the Company, provided that the Executive's voting or tendering, exchanging or otherwise disposing of any or all his shares of the Company's capital stock shall not be deemed participation. For purposes of this paragraph, "Subsidiary" shall mean any entity in which the Company owns, directly or indirectly, at least 50% of the outstanding securities generally entitled to vote for the election of directors.

        8.    Sections 4, 5, 6 and 7 of this Letter Agreement shall survive the termination of this Letter Agreement.

Very truly yours,
/s/ THOMAS J. BERRY Thomas J. Berry
Accepted and Acknowledged by:
/s/ MICHAEL J. SHEA Michael J. Shea

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  EXHIBIT 10.3